Exhibit (a)(1)(G)

This  announcement  is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined  below)  is made solely by the Offer to Purchase, dated April 2, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal and any amendments or supplements to the Offer to Purchase or Letter of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares  in  any  jurisdiction  in  which  the  making  or  acceptance  of the Offer would not be in compliance with the laws of such jurisdiction  or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated, which is acting as the dealer manager for the Offer (the “Dealer Manager”), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

and the Associated Preferred Stock Purchase Rights

of

Biosite Incorporated

at

$85.00 Per Share in Cash

by

Louisiana Acquisition Sub, Inc.

a direct wholly-owned subsidiary of

Beckman Coulter, Inc.

Louisiana Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and a direct wholly-owned subsidiary of Beckman Coulter, Inc., a Delaware corporation (“Beckman”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (collectively, the “Shares” and each share thereof, a “Share”), of Biosite Incorporated, a Delaware corporation (“Biosite”), at a price of $85.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, which is acting as the depositary in connection with the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. The Purchaser will pay the fees and expenses incurred in connection with the Offer of the Depositary, the Dealer Manager and D.F. King & Co., Inc., which is acting as the information agent in connection with the Offer (the “Information Agent”). The Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in Biosite. Following completion of the Offer, the Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME,

ON FRIDAY, APRIL 27, 2007 (THE END OF THE DAY ON FRIDAY), UNLESS THE OFFER IS EXTENDED.

There is no financing condition to the Offer. The Offer is conditioned, among other things, on there being tendered and not validly withdrawn, a number of Shares that, considered together with all other Shares (if any) beneficially owned by Beckman, represents a majority of the total number of Shares outstanding at the time of the expiration of the Offer (determined on a fully diluted basis) (the “Minimum Condition”). The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, (i) the absence of any law or order prohibiting the completion of the Offer; (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iii) the receipt of all other foreign antitrust approvals needed to consummate the Offer. See Section 14—“Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 24, 2007 (the “Merger Agreement”), by and among Beckman, the Purchaser and Biosite, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Biosite with Biosite surviving the Merger as a wholly-owned subsidiary of Beckman (the “Merger”). Upon completion of the Merger, each Share outstanding immediately prior to the effective time of the Merger (excluding those Shares that are held by Beckman, Purchaser, Biosite or their wholly-owned subsidiaries, or stockholders who properly perfect their appraisal rights under the Delaware General Corporation Law) will be cancelled and converted into the right to receive the price per Share paid in the Offer, payable to the holder in cash, without interest thereon, as set forth in the Merger Agreement and as described in the Offer to Purchase.

The board of directors of Biosite has unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Biosite’s stockholders; (ii) approved the Merger Agreement; (iii) declared that the Merger Agreement is advisable; and (iv) recommended that Biosite’s stockholders accept the Offer, tender their Shares in the Offer and adopt the Merger Agreement, if adoption by Biosite’s stockholders is required by applicable law.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making payment. In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (i) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed copy thereof), properly completed and duly executed, with any required signature guarantees; or (ii) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, a timely book-entry confirmation with respect to such Shares into the Depositary’s account at the Depository Trust Company (the “Book-Entry Transfer Facility”) and either a Letter of Transmittal (or a manually signed copy thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase; and (iii) any other documents required by the Letter of Transmittal.

Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary. Under the Merger Agreement, the Purchaser, without the consent of Biosite, may (and, to the extent requested by Biosite from time to time, shall) extend (and re-extend) the Offer and the expiration date for one or more periods of up to 10 business days ending no later than August 31, 2007, to permit any unsatisfied conditions to the Offer to be satisfied. If, at the expiration of the Offer, all of the conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. After acceptance for payment of Shares in the Offer, (i) the Purchaser is permitted by the Merger Agreement to provide a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) if more than 80% of the issued and outstanding Shares have been validly tendered and not withdrawn in the Offer, the Purchaser is required by the Merger Agreement, upon the request of Biosite, to provide a Subsequent Offering Period of at least 10 business days. Although the Purchaser reserves its right to provide a Subsequent Offering Period, the Purchaser does not currently intend to provide a Subsequent Offering Period unless required to do so by the Merger Agreement.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration of the Offer and, unless already accepted for payment and paid for by the Purchaser in the Offer, may also be withdrawn at any time after May 31, 2007. No withdrawal rights apply during any Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase any time before the expiration of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.

The receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. stockholders, see Section 5—“Certain Material U.S. Federal Income Tax Consequences” of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Biosite has agreed to provide the Purchaser with Biosite’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares. The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone numbers set forth below, and copies will be furnished at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Dealer Manager, Depositary and the Information Agent) for soliciting tenders of Shares in the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, NY 10005

Banks and Brokers call: (212) 269-5550

All Others call Toll-Free: (800) 769-4414

The Dealer Manager for the Offer is:

Morgan Stanley

1585 Broadway

New York, NY 10036

Call Toll-Free: (866) 673-4167

April 2, 2007